Exhibit 10.8

VELOCITY FINANCIAL, INC.

2020 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD NOTICE

Participant has been granted a stock option to purchase shares of Common Stock with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Nonqualified Stock Option Agreement to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice will have the meanings set forth in the Nonqualified Stock Option Agreement and the Plan. In the event the IPO is not consummated within thirty (30) days following the Date of Grant this Award Notice shall be null and void and of no further force or effect.

Participant Name	Number of Shares Subject to Option	Exercise Price per Share	Vesting Schedule	Date of Grant
[ ]	[ ] Shares	[ ]

1/3rd vests on each of the first three (3) anniversaries of the Date of Grant, subject to Participant’s continued service with the Service Recipient on each applicable vesting date.

If a Change in Control occurs and during the twelve (12) month period following such Change in Control, Participant’s employment or service is terminated by the Company Group without Cause, due to Participant’s resignation for Good Reason (as defined below), or due to death or Disability, all unvested Shares subject to the Option shall become fully vested and exercisable upon the date of Participant’s Termination.

“Good Reason” shall have the meaning given to such term in any employment or consulting agreement between Participant and the Service Recipient in effect at the time of Participant’s Termination. In the absence of any such employment or consulting

[ ]

Participant Name	Number of Shares Subject to Option	Exercise Price per Share	Vesting Schedule	Date of Grant

agreement or the absence of any definition of “Good Reason” contained therein, “Good Reason” means the occurrence of one or more of the following events arising without the express written consent of Participant, but only if Participant notifies the Service Recipient in writing of the event within sixty (60) days following the occurrence of the event, the event remains uncured after the expiration of thirty (30) days from receipt of such notice, and Participant resigns effective no later than thirty (30) days following the Service Recipient’s failure to cure the event: (i) a material diminution in Participant’s base salary or target bonus opportunity, (ii) a material diminution in Participant’s authority, duties or responsibilities, (iii) a material change in geographic location at which Participant performs services, or (iv) any material breach by the Company of this Agreement.

VELOCITY FINANCIAL, INC.

2020 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement, effective as of the Date of Grant (as defined below), is between Velocity Financial, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and the individual listed in the Award Notice as the “Participant”. Capitalized terms have the meaning set forth in Section 1, or, if not otherwise defined herein, in the Velocity Financial, Inc. 2020 Omnibus Incentive Plan (as it may be amended, the “Plan”).

1.    Definitions. The following terms have the following meanings for purposes of this Agreement:

(a) “Agreement” means this Nonqualified Stock Option Agreement including (unless the context otherwise requires) the Award Notice.

(b)    “Award Notice” means the notice pursuant to which Participant was granted the Option.

(c)    “Exercise Price” means the “Exercise Price” listed in the Award Notice.

(d)    “Date of Grant” means the “Date of Grant” listed in the Award Notice.

(e)    “IPO” means the initial public offering of Velocity Financial, Inc.

(f)    “Officer” means “officer” as defined under Rule 16a-1(f) of the Exchange Act.

(g)    “Participant” means the “Participant” listed in the Award Notice.

(h)    “Restrictive Covenant Violation” means Participant’s breach of any covenant regarding confidential information and trade secrets, solicitation of the Company Group’s employees, ownership of intellectual property, nondisparagement or any other restrictive covenant in favor of the Company Group applicable to or agreed to by Participant.

(i)    “Shares” means the number of shares of Common Stock listed in the Award Notice as “Number of Shares Subject to Option”, as adjusted in accordance with the Plan.

2.    Grant of Option.

(a)    Effective as of the Date of Grant, the Company hereby irrevocably grants to Participant the right and option (the “Option”) to purchase all or any part of the Shares, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement. The Option will vest in accordance with the schedule set forth on the Award Notice. Any fractional Share underlying the Option shall be settled in cash within two and one-half (2 1⁄2) months from the Date of Grant.

(b)    The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(c)    This Agreement will be construed in accordance and consistent with, and subject to, the terms of the Plan (the provisions of which are incorporated hereby by reference). In the event of any conflict between one or more of this Agreement, the Award Notice and the Plan, the Plan will govern this Agreement and the Award Notice, and this Agreement (to the extent not in conflict with the Plan) will govern the Award Notice.

3. Exercise Price. The price at which Participant will be entitled to purchase the Shares upon the exercise of the Option will be the Exercise Price per Share, subject to adjustment as provided in Section 11.

4. Exercisability of Option. The Option will become vested and exercisable in accordance with the schedule set forth on the Award Notice.

5. Duration of Option. The Option will be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Date of Grant (the “Option Period”); provided, that the Option may be earlier terminated as provided in Section 7.

6. Manner of Exercise and Payment.

(a)    Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written or electronic notice to the Company in the manner prescribed in Section 7(d) of the Plan and as otherwise set forth by the Committee from time to time. Such notice will set forth the number of Shares in respect of which the Option is being exercised and will be signed by the person or persons exercising the Option. In the event the Company has designated an Award Administrator (as defined below), the Option may also be exercised by giving notice (including through electronic means) in accordance with the procedures established from time to time by the Award Administrator. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part, provided that partial exercise will be for whole Shares only.

(b)    Upon exercise of the Option pursuant to Section 6(a), unless otherwise determined by the Committee, the Company will withhold a number of Shares otherwise deliverable to Participant to pay (i) the full purchase price for the Shares in respect of which the Option is being exercised and (ii) an amount necessary to satisfy applicable U.S. and non-U.S. Federal, state or local tax or other withholding requirements, if any (“Withholding Taxes”) in accordance with Section 14(d) of the Plan (or, if Participant is subject to Section 16 of the Exchange Act at such time, such amount which would not result in adverse consequences under GAAP), unless otherwise agreed to in writing by Participant and the Company. The number of Shares to be withheld or otherwise used for payment will be calculated using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the date of determination, and will be rounded up to the nearest whole Share.

(c)    Upon receipt of the notice of exercise and any payment or other documentation as may be necessary pursuant to Sections 6(a) and 6(b) relating to the Shares in respect of which the Option is being exercised, the Company will, subject to the Plan and this Agreement, take such action as may be necessary to effect the transfer to Participant of the number of Shares as to which such exercise was effective.

(d)    Participant will not be deemed to be the holder of, or to have any of the rights and privileges of a stockholder of the Company (including the right to vote or receive dividends) in respect of, Shares purchased upon exercise of the Option until (i) the Option has been exercised pursuant to the terms of this Agreement and Participant has paid the full purchase price for the number of Shares in respect of which the Option was exercised and any applicable Withholding Taxes and (ii) the Company has issued the Shares in connection with such exercise. Notwithstanding the foregoing, unless otherwise determined by the Committee, Participant may otherwise elect to make all or a portion of such payments in cash, check, cash equivalent, and/or Shares, or as provided in Section 14(d) of the Plan.

7.	Termination of Employment or Service.

(a)    Subject to Section 7(c) below, in the event that Participant’s employment or service with the Company Group terminates for any reason, any unvested portion of the Option will be forfeited and all of Participant’s rights under this Agreement will terminate as of the effective date of Termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan).

(b)    If Participant’s employment or service is terminated by the Company Group for Cause or by Participant when grounds existed for Cause at the time thereof, the vested and unvested portions of the Option will terminate as of the Termination Date.

(c)    In the event (i) Participant’s employment or service with the Company Group is terminated by the Company due to death or Disability, the vested portion of the Option will remain exercisable for one (1) year thereafter (but in no event beyond the Option Period) or (ii) Participant’s employment or service with the Company Group is terminated for any other reason (subject to Section 7(b)), the vested portion of the Option will remain exercisable for ninety (90) days thereafter (but in no event beyond the Option Period); provided, that, in each case, the Option Period will expire immediately upon the occurrence of a Restrictive Covenant Violation.

(d)    Participant’s rights with respect to the Option will not be affected by any change in the nature of Participant’s employment or service so long as Participant continues to be an employee or service provider of the Company Group. Whether (and the circumstances under which) employment or service has terminated and the determination of the Termination Date for the purposes of this Agreement will be determined by the Committee (or, with respect to any Participant who is not a director or Officer, its designee, whose good faith determination will be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment or service for purposes of the Option).

8. Restrictions on Transfer. Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Option or Participant’s right under the Option to receive Shares, other than to Permitted Transferees as may be permitted by the Committee from time to time in accordance with applicable laws and Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option shall terminate and become of no further effect. Participant further hereby agrees that Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, dispose of or hedge any shares of Common Stock of the Company or securities convertible into or exchangeable for shares of Common Stock of the Company during the period from the date of the final prospectus relating to the IPO and continuing through the date one hundred eighty (180) days after the date of such prospectus, except with the prior written consent of the representatives of the underwriters.

9. Repayment of Proceeds; Clawback Policy. The Option and all proceeds related to the Option are subject to the clawback and repayment terms set forth in Section 14(v) and 14(w) of the Plan and the Company’s clawback policy, as in effect from time to time, to the extent Participant is a director or Officer. In addition, if a Restrictive Covenant Violation occurs or the Company discovers after Participant’s Termination that grounds existed for Cause at the time thereof, then Participant will be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, the Option and any Shares acquired in respect thereof over (b) the aggregate Cost (if any) of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the Exercise Price, to the extent paid by Participant for such Share, as proportionately adjusted for all subsequent distributions on the Shares and other recapitalizations and less the amount of any distributions made with respect to the Share pursuant to the Company’s organizational documents; provided, that Cost may not be less than zero (0). Any reference in this Agreement to grounds existing for a Termination for Cause will be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of or Termination for Cause.

10. No Right to Continued Employment or Engagement. Neither the Plan nor this Agreement nor Participant’s receipt of the Option hereunder will impose any obligation on the Company Group to continue the employment or engagement of Participant. Further, the Company Group may at any time terminate the employment or engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11. Adjustments. The terms of this Agreement, including, without limitation, (a) the number of Shares subject to the Option and (b) the Exercise Price specified herein, will be subject to adjustment in accordance with Section 12 of the Plan.

12. Award Subject to Plan. The Option granted hereunder is subject to the Plan and the terms of the Plan are hereby incorporated into this Agreement. By accepting the Option, Participant acknowledges that Participant has received and read the Plan and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected by such holding and will continue in full force in accordance with their terms.

14. Governing Law; Venue; Language. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, will be brought in any court of competent jurisdiction in the State of Delaware or the State of California, and each of Participant, the Company, and any Permitted Transferees who hold a portion of the Option pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any Permitted Transferees who hold a portion of the Option pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of California, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern. Participant acknowledges that Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement.

15. Successors in Interest. Any successor to the Company will have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, Participant’s legal representative will have the benefits of Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon Participant and all rights granted to the Company under this Agreement will be final, binding and conclusive upon Participant’s heirs, executors, administrators and successors.

16. Data Privacy Acknowledgement.

(a)    General. Participant hereby explicitly and unambiguously acknowledges and agrees to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, work location and phone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing Participant’s participation in the Plan (“Personal Data”).

(b)    Use of Personal Data; Retention. Participant understands that Personal Data may be transferred to Fidelity or any other third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in Participant’s country or elsewhere, and that a recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.

(c)    Withdrawal of Consent. Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of Participant’s refusing or withdrawing Participant’s consent is that the Company would not be able to grant options or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

17. Prior Agreements; Restrictive Covenants. Participant agrees that, unless Participant has previously executed the Confidentiality, Non-Interference and Invention Assignment Agreement, Participant is required, as a condition to the grant of the Option, to execute and return to the Company a copy of the Confidentiality, Non-Interference and Invention Assignment Agreement attached hereto as Appendix A (the restrictive covenants contained in the Confidentiality, Non-Interference and Invention Assignment Agreement are referred to in this Agreement as the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in the Confidentiality, Non-Interference and Invention Assignment Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Participant and the Company Group. For purposes of this Agreement, “Restrictive Covenant Violation” shall include Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.

18. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Option evidenced hereby, Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time to the extent permitted by the Plan; (b) the grant of the Option is exceptional, voluntary and occasional and it does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past; (c) all determinations with respect to future option grants, if any, including the grant date, the number of Shares granted, the exercise price and the exercise date or dates, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary and not a condition of employment or service, and Participant may decline to accept the Option without adverse consequences to Participant’s continued

employment or service relationship with the Company Group; (e) the value of the Option is an extraordinary item that is outside the scope of Participant’s employment or service contract, if any, and nothing can or must automatically be inferred from such employment or service contract or its consequences; (f) Options and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, Participant waives any claim on such basis and, for the avoidance of doubt, the Option will not constitute an “acquired right” under the applicable law of any jurisdiction; (g) if the underlying Shares do not increase in value, the Option will have no value; (h) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price; and (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, Participant understands, acknowledges and agrees that Participant will have no rights to compensation or damages related to Option proceeds in consequence of Participant’s Termination for any reason whatsoever and whether or not in breach of contract.

19. Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Options granted thereunder, including by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of Agreement by Participants and Option exercises by Participants.

20. Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

21. Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company may, in its sole discretion, decide to deliver any documents related to the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22. Acceptance and Agreement by Participant; Forfeiture upon Failure to Accept. Participant’s rights under the Option will lapse ninety (90) days from the Date of Grant, and the Option will be forfeited on such date if Participant will not have accepted this Agreement by such date. For the avoidance of doubt, Participant’s failure to accept this Agreement will not affect Participant’s continuing obligations under any other agreement between the Company and Participant.

23. No Advice Regarding Grant. Notwithstanding anything herein to the contrary, Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

24. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

26. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Corporate Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

[Signature Page Follows]

VELOCITY FINANCIAL, INC.

Name: [ ] Title: [ ]

Acknowledged and Agreed as of the date first written above:

Participant Signature

Appendix A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of receiving a grant of stock options to purchase shares of common stock of Velocity Financial, Inc. (the “Company”), and in consideration of my continued employment or service with the Company Group (as defined below), I agree to the terms and conditions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Restrictive Covenant Agreement”), dated [                    ].

Section 1.    Definitions.

For purposes of this Restrictive Covenant Agreement:

(a)    “Company Group” means, collectively, the Company and its Subsidiaries.

(b)    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(c)    “Post-Termination Restricted Period” means the period commencing on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date.

(d)    “Subsidiary” means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(e)    “Termination” means the termination of my employment or service, as applicable, with the Company Group for any reason (including death).

(f)    “Termination Date” means the effective date of Termination.

Section 2.    Confidential Information.

(a)    Company Group Information. I acknowledge that, during the course of my employment or service with the Company Group, I will have access to information about the Company Group and that my employment or service with the Company Group shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment or service with the Company Group and thereafter, to hold in confidence, and not to use, except for the benefit of the

Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company Group wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the term of my employment or service), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other property of the Company Group. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved.

(b)    Former Employer Information. I represent that my performance of my duties and responsibilities as an employee or service provider of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment or service with the Company Group, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer or service recipient in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer or service recipient.

(c)    Permitted Disclosure. Nothing in this Restrictive Covenant Agreement shall prohibit or impede me from communicating, cooperating or filing a complaint with any federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will I be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s Corporate Secretary or other individual designated by the Company.

Section 3.    Intellectual Property.

(a)    Assignment of Rights. If I create, invent, design, develop, contribute to or improve any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during my employment or service with the Company Group and within the scope of my employment or service and/or with the use of any the Company Group resources (“Company Works”), I agree to promptly and fully disclose same to the Company and hereby irrevocably assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(b)    Maintenance of Records. I agree to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(c)    Execution of Documents. I agree to take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure my signature on any document for this purpose, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(d)    California Labor Code. Notwithstanding the foregoing, this Section 3 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, my obligation to assign my right, title and interest throughout the world in and to all Company Works does not apply to any Works that I developed entirely on my own time without using the Company Group’s equipment, supplies, facilities, or Confidential Information except for those Company Works that relate to either (i) the business of the Company Group at the time of conception or reduction to practice of the Work, or actual or demonstrably anticipated research or development of the Company Group or (ii) result from any work performed by me for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Restrictive Covenant Agreement as Exhibit A. I agree to disclose all Works to the Company, even if I do not believe I am required under this Restrictive Covenant Agreement, or pursuant to California Labor Code Section 2870, to assign my interest in such Works to the Company.

Section 4.    Restrictions on Interfering.

(a)    Non-Solicitation of Employees/Contractors. During the period of my employment or service relationship with the Company and, to the maximum extent permitted by applicable law, during the Post-Termination Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other Person:

i.    directly or indirectly solicit, induce or encourage any employee of the Company Group to leave the employment of the Company Group; or

ii.    directly or indirectly solicit, induce or encourage to cease to work with the Company Group any independent contractor, consultant or partner then under exclusive contract with the Company Group

; provided, that (A) the restrictions in this Section 4(a) shall not apply to my administrative assistant; and (B) clauses (i) and (ii) above shall not be violated by general solicitation not targeted at the prohibited group or by my service as a reference upon request.

(b)    Non-Disparagement. I agree that, other than with regard to employees in the good faith performance of my duties with the Company while employed by or providing services to the Company, during the period of my employment or service with the Company, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect. However, my obligations under this Section 4(b) shall not apply to disclosures required by applicable law, regulation, or order of a court or Governmental Entity or as are reasonably necessary to enforce my rights under any agreement with the Company Group. The obligations under this Section 4(b) shall not prevent me from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any governmental inquiry, investigation or other proceeding.

Section 5.    Returning Company Group Documents.

I agree that, at the time of my Termination for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or service or otherwise belonging to the Company Group. I agree further that any property situated on the Company Group’s premises and owned by any member of the Company Group, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 6.    Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Restrictive Covenant Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, consulting, partnership, or other business relationship with such person or entity.

Section 7.    Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment or service with the Company Group. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Restrictive Covenant Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I further acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with my ability to earn a living following my Termination and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment or service with the Company Group.

Section 8.    Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Restrictive Covenant Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Restrictive Covenant Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9.    Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Restrictive Covenant Agreement may result in substantial, continuing, and irreparable injury to the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company Group, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Restrictive Covenant Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in Section 4(a) and during any other period required for litigation during which any member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10.    Cooperation.

I agree that, following my Termination, I will continue to provide reasonable cooperation to any member of the Company Group and its respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment or service in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section 10. I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to my employment or service with the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until any member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11.    General Provisions.

(a)    Governing Law; Waiver of Jury Trial. THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RESTRICTIVE COVENANT AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTION OF THIS RESTRICTIVE COVENANT AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RESTRICTIVE COVENANT AGREEMENT.

(b)    Entire Agreement. This Restrictive Covenant Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between me and the Company; provided, that, the restrictive covenants contained in this Restrictive Covenant Agreement are in addition to, and not in lieu of, any other restrictive covenants between me and any member of the Company Group. No modification or amendment to this Restrictive Covenant Agreement, nor any waiver of any rights under this Restrictive Covenant Agreement, will be effective unless in writing signed by the party to be charged.

(c)    No Right of Continued Employment or Engagement. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment or engagement by the Company Group, and the right of the Company Group to terminate my employment or engagement at any time and for any reason, with or without cause, is specifically reserved.

(d)    Successors and Assigns. This Restrictive Covenant Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this

Restrictive Covenant Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction.

(e)    Survival. The provisions of this Restrictive Covenant Agreement shall survive my Termination and/or the assignment of this Restrictive Covenant Agreement by the Company to any successor in interest or other assignee.

[Signature Pages Follow]

I, [            ], have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date:
[ ]

VELOCITY FINANCIAL, INC.
Date:
By: Title:

Exhibit A

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.